Exhibit 10.18
SEPARATION AGREEMENT AND GENERAL RELEASE
     This Separation Agreement and General Release (“Agreement”) is made and entered into by and between Mark Smith, an individual residing at 31 Hidden Cove Court, Southampton, New York 11968 (the “Executive”) on the one hand, and Town Sports International Holdings, Inc., Town Sports International, Inc., their parents, subsidiaries, affiliates, and related entities (collectively referred to as the “Company”) on the other.
W I T N E S S E T H:
     WHEREAS, the Executive and the Company are separating from their employment relationship, effective March 23, 2006;
     WHEREAS, the Executive has resigned his positions as an officer and director of the Company, effective March 23, 2006;
     WHEREAS, the Company and the Executive wish to set forth certain understandings in this Agreement and Release with respect to the Executive’s separation from the Company;
     NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter provided, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Executive, intending to be legally bound, agree as follows:
     1. Payments and Benefits to be Received by the Executive From the Company.
     In exchange for agreeing to and complying with the terms of this Agreement (including the General Release it contains), the Executive will receive the following payments and benefits:
          (a) The Company will make payments to the Executive at an annual rate equal to his current base salary, effective January 1, 2006, which is $465,716, through March 31, 2007, less statutory and other usual or customary payroll deductions such as FICA and Medicare. The payments will be made in equal installments every two weeks through March 31, 2007;

          (b) The Company will pay the Executive a bonus for calendar year 2006 (the “Bonus”) at or about the same time the bonuses for calendar year 2006 are paid to other executives. The amount of the Bonus shall be based on Company performance and calculated in accordance with the Bonus Bands attached hereto as Exhibit A;
          (c) The Company shall pay for the Executive and his eligible dependents to continue to participate in the Company’s group health care benefits through March 31, 2007, on the same basis and terms as the Company provided to the Executive and his eligible dependants when the Executive was an active employee;
          (d) The Company will continue to pay the Executive on a biweekly basis an amount equal to his Executive Car Allowance ($9,217 per year) through March 31, 2007; and
          (e) The Company will provide to the Executive, and his wife, Alexandra Brinsmade, and their children, a Lifetime Family Premium Passport Membership or the then current highest level membership, which is valid indefinitely unless Executive is employed by a competing health club in a metropolitan area where the Company does business after December 31, 2007.
     2. Company Equity Owned By the Executive. The parties intend to enter into a separate agreement of even date with respect to both the Executive’s ownership of stock in Town Sports International Holdings, Inc. (“Stock”) and the Executive’s options to purchase Stock (the “Equity Agreement”). The parties acknowledge and agree that the Equity Agreement is contingent on the execution of this Agreement.

     3. The Executive’s Consultancy Obligations.
          (a) In consideration of the payments and benefits to be received by the Executive pursuant to Section 1(a)-(e), the Executive agrees to serve in good faith as a consultant for the Company through March 31, 2007 on an as-needed basis as determined by the Company’s CEO and as is mutually agreed and without additional compensation.
          (b) The Executive agrees that, upon the expiration of the Executive’s period of consultancy for the Company on March 31, 2007, he will sign a General Release for the period of the consultancy substantially similar in form to the document attached hereto as Exhibit B if the Company deems it necessary or appropriate.
     4. Return of Property.
          (a) The Executive hereby confirms and acknowledges that he has returned to the Company or destroyed as may be appropriate any and all files or other property (both tangible and intellectual) of the Company’s (said property includes, but is not limited to, files, monthly management financial booklets, projections, forecasts, balance sheets, income statements, audited financial statements, total cost development budgets, actual or prospective purchaser or customer lists, written proposals and studies, plans, drawings, specifications, reports to creditors, books, accounts, reports to directors, minutes, resolutions, certificates, bank account numbers, passwords, rolodexes, credit cards, computers, fax machines, cellular or other telephones, beepers, PDA’s, keys, deeds, contracts, office equipment and supplies, records, computer disks, any other documents or things received or acquired in connection with the Executive’s employment with the Company, etc.) without retaining any copies or extracts thereof.

          (b) Notwithstanding the above, the Executive is permitted to keep his current Company cell phone number and will make arrangements to have it transferred to his name as soon as possible and will reimburse the Company for all charges incurred with respect to that phone number from March 23, 2006 through the date the transfer is effective.
          (c) Notwithstanding the above, the Executive, if he has chosen to do so, is keeping his office computer, printer, and related accessories.
     5. Resignation From All Offices and Boards of Directors. The Executive represents and warrants that he will submit the appropriate written documentation to effectuate the resignation of his positions as an officer and/or a member of Boards of Directors of the Company and any committees thereto.
     6. The Executive’s Future Conduct and Obligations.
          (a) The Executive, on behalf of himself, his agents, attorneys, heirs, executors, administrators, and assigns, agrees that he shall not at any time engage in any form of conduct, or make any statements or representations, that disparage or otherwise impair the reputation, goodwill, or commercial interests of the Company, its management, stockholders, subsidiaries, parents, and/or other direct or indirect affiliates. The Executive may truthfully describe to current employees of the Company the circumstances which led to his leaving the Company.
          (b) The Executive agrees to assist and cooperate with the Company in connection with the defense or prosecution of any claim that may be made against or by the Company, or in connection with any ongoing or future investigation or dispute or claim of any kind involving the Company, including any proceeding before any arbitral, administrative, judicial, legislative, or other body or agency, including preparing for and testifying in any proceeding to the extent such claims, investigations or proceedings relate to services performed or required to be performed by the Executive, pertinent knowledge possessed by the Executive, or any act or omission by the Executive. The Executive further agrees to perform all acts and execute and deliver any documents that may be reasonably necessary to carry out the provisions of this subsection. The time spent pursuant to this Section shall count as time spent pursuant to Section 3(a) hereof. For reasonable time spent pursuant to this section after March 31, 2007, the Executive shall be compensated at a rate of $300 per hour. Upon submission of appropriate written documentation, the Company shall reimburse the Executive for reasonable, pre-approved expenses incurred in carrying out the provisions of this paragraph.
     7. General Release.
          (a) The Executive, with the intention of binding himself, his agents, attorneys, heirs, executors, administrators and assigns, does hereby irrevocably and unconditionally release, acquit, remise and forever discharge the Company, its subsidiaries, parents, and other direct or indirect affiliates, as well as each of their respective stockholders, partners, heirs, executors, administrators, agents, employees, officers, directors, successors, insurers, assigns and attorneys, of and from any and all manner of actions, cause or causes of action, suits, debts, sums of money, costs, interests, attorneys’ fees, liabilities, contracts, accounts, reckonings, bonds, bills, specialties, covenants, controversies, agreements, promises, variances, trespasses, damages, judgments, executions, charges, claims, counterclaims and demands, whatsoever, in law or in equity or otherwise, that the Executive now has or may have, whether mature, direct, derivative, subrogated, personal, assigned, both known and unknown, foreseen or unforeseen, contingent or actual, liquidated or unliquidated, arising from the beginning of the world until the date that the

Executive signs this Agreement, including, but not limited to, any claims arising in any way out of his hiring by the Company, his employment with the Company, or his separation from the Company. The Executive hereby expressly waives the benefits of any statute or rule of law which, if applied to this General Release, would otherwise exclude from its binding effect any claims not now known by the Executive to exist. The foregoing release of claims by the Executive includes, but is not limited to, any and all claims for damages, attorneys’ fees, or costs under the Age Discrimination in Employment Act (“ADEA”), 29 U.S.C. § 621 et seq., the Americans with Disabilities Act (“ADA”), 42 U.S.C. § 12101 et seq., the Civil Rights Act of 1991, 42 U.S.C. § 1981a et seq., the Employee Retirement Income Security Act (“ERISA”), 29 U.S.C. § 1001 et seq., the Fair Labor Standards Act (“FLSA”), 29 U.S.C. § 201 et seq., the Family and Medical Leave Act (“FMLA”), Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Sarbanes-Oxley Act of 2002, the United States Constitution, the Constitution of the State of New York, or of any other state or country, the New York Human Rights Law, the New York City Civil Rights Act, and all other similar federal, state, or municipal statutes or ordinances prohibiting discrimination or pertaining to employment, and any contract, tort, or common law theories with respect to the Executive’s hiring by the Company, the terms and conditions of his employment with the Company, and his separation from the Company.
          (b) The Company and the Executive acknowledge and agree that the General Release set forth in subsection 7(a) above does not in any way affect the rights of either party to take whatever steps may be necessary to enforce the terms of this Agreement or the Equity Agreement or to obtain appropriate relief in the event of any breach of the terms of such Agreements.

     8. No Existing Suit. The Executive represents and warrants that, as of the Effective Date of this Agreement, he has not filed or commenced any suit, claim, charge, complaint, action, arbitration, or legal proceeding of any kind against the Company.
     9. No Participation in Third Party Civil Litigation. The Executive agrees and promises not to voluntarily participate, without receiving the prior written approval of the Company, in any pending or future civil case, arbitration, agency proceeding, or other legal proceeding brought against the Company by a third party (“Third Party Civil Litigation”) with respect to any issues whatsoever. The Executive also agrees that he will not intentionally cause, encourage, or participate in any Third Party Civil Litigation maintained or instituted against the Company. Specifically, among other things, this Section is intended to preclude the Executive from (a) voluntarily providing any party involved in a Third Party Civil Litigation, as defined above, against the Company with any statement, oral or written, sworn or unsworn, to be used in connection with that Third Party Civil Litigation and/or (b) voluntarily appearing for the purpose of providing deposition or trial testimony at such party’s request without the prior written approval of the Company.
     10. Release by the Company. The Company does hereby irrevocably and unconditionally release, acquit, remise and forever discharge the Executive, his agents, attorneys, heirs, executors, administrators and assigns, of and from any and all manner of actions, cause or causes of action, suits, debts, sums of money, costs, interests, attorneys’ fees, liabilities, contracts, accounts, reckonings, bonds, bills, specialties, covenants, controversies, agreements, promises, variances, trespasses, damages, judgments, executions, charges, claims, counterclaims and demands, whatsoever, in law or in equity or otherwise, (i) the facts of which are known by the Company as of the date this Agreement, and (ii) for those matters the facts of which are not known by the Company as of the date of this Agreement or which are not yet ripe; provided, however, notwithstanding the generality of the foregoing, for purposes of clause (ii) above, nothing herein will be deemed to release the Executive from any acts or omissions constituting gross negligence or willful misconduct.
     11. Covenant Not to Compete. In consideration of the payments and benefits received pursuant to Section 1 above, the Executive agrees that through August 15, 2007, he shall not directly or indirectly own, manage, control, participate in, consult with, be employed by, render services for, or in any manner engage in, any business competing directly or indirectly with the business as now or hereafter conducted by the Company or the businesses which are logical extensions of the Company’s current business, within any metropolitan area in which the Company engages or has definitive plans to engage in such business as of the date hereof; provided, that the Executive shall not be precluded from purchasing or holding publicly traded securities of any such entity so long as the Executive shall hold less than 2% of the outstanding units of any such class of securities and has no active participation in the business of such entity.
     12. Covenant Not to Solicit Employees. In consideration of the payments and benefits received pursuant to Section 1 above, the Executive agrees that through August 15, 2007, he shall not: (i) induce or attempt to induce any employee or consultant of the Company to leave the employ or services of the Company, or in any way interfere with the relationship between the Company and any employee or consultant thereof; or (ii) hire any person who was an employee of the Company at any time during Executive’s employment period for a position which would compete with the business of the Company in the Company’s markets as of the date hereof, except for such employees who have been terminated for at least six months.

     13. Covenant Not to Solicit Customers, Vendors, etc. In consideration of the payments and benefits received pursuant to Section 1 above, the Executive agrees that through August 15, 2007, he shall not, directly or indirectly: (i) solicit or attempt to enter into a contractual relationship with any customer, supplier, vendor, licensee, franchisee or other business relation of the Company, which relationship will have an impact on the Company in a market in which the Company does business on the date hereof, without prior approval from the Company; or (ii) induce or attempt to induce any customer, supplier, vendor, licensee, franchisor or other business relation of the Company to cease doing business with the Company, or in any way interfere with the relationship between any such customer, supplier, vendor, licensee, franchisor or business relation, on the one hand, and the Company, on the other hand.
     14. Nondisclosure of Confidential Information. The Executive acknowledges and agrees that, in the course of his employment with the Company, he has acquired certain Confidential Company Information which the Executive knew or understood was confidential or proprietary to the Company and which, as used in this Agreement, means: information belonging to or possessed by the Company which is not available in the public domain, including, without limitation, (a) information received from the customers, suppliers, vendors, employees, or agents of the Company under confidential conditions; (b) confidential account information regarding customers of the Company; (c) the Company’s confidential accounting, tax, or financial information results, procedures and methods; and (d) other confidential technical, marketing, or business information, or policies received because of the Executive’s employment by the Company. The Executive understands and agrees that such Confidential Company Information has been disclosed to the Executive for the Company’s use only. The Executive understands and agrees that he: (i) will not disclose or communicate Confidential Company Information to any person or persons except that the restrictions in this sentence will only apply with respect to clause (d) above with respect to the Company’s markets as of the date hereof; and (ii) will not make use of Confidential Company Information on the Executive’s own behalf, or on behalf of any other person or persons except that the restrictions in this sentence will only apply with respect to clause (d) above with respect to the Company’s markets as of the date hereof. The Executive agrees to give immediate written notice to the Company at Town Sports International, Inc., 888 Seventh Avenue, 25th Floor, New York, NY 10106, Attn: Robert S. Herbst, Esq., Vice President & General Counsel, with a copy to Brian S. Cousin, Esq., Greenberg Traurig LLP, 200 Park Avenue, New York, New York 10166 in the event he is ordered by a court or otherwise compelled by law to reveal any Confidential Company Information to any third party. In view of the nature of the Executive’s employment and the nature of the Confidential Company Information he has had access to, the Executive agrees that any unauthorized disclosure to any person or persons of Confidential Company Information, or other violation or threatened violation of this Agreement, will cause irreparable damage to the Company and that, therefore, the Company shall be entitled to an injunction prohibiting the Executive from any further disclosure, attempted disclosure, violation, or threatened violation of this Agreement.
     15. Certain Forfeitures in Event of Breach or Other Liability to the Company. The Executive acknowledges and agrees that, notwithstanding any other provision of this Agreement, in the event the Executive breaches any material obligation under this Agreement, which breach has a material impact on the Company, or there is a final determination by a Court of competent jurisdiction, or an agreement by the Executive as part of a settlement, that the Executive is otherwise liable to the Company, the Company retains the right to recoup any and all payments and benefits provided for in Section 1 of this Agreement, any damages suffered by the Company, plus reasonable attorneys’ fees incurred in connection with such recovery and, to the extent that such payments and/or benefits have not been fully disbursed to the Executive, the Company reserves its rights to stop all future disbursements of such payments and/benefits.
     16. Internal/External Announcement. The parties agree to work together in good faith to jointly draft mutually agreeable language for any internal and external announcements regarding the Executive’s separation from the Company.
     17. Confidentiality of this Agreement. Except as discussed in Sections 6(a) and 16 above, the Executive, on behalf of himself and his agents, attorneys, heirs, executors, administrators, and assigns, agrees that this Agreement, and any and all matters concerning his separation from the Company, will be regarded as confidential communications between the parties, and that he will not reveal, disseminate by publication of any sort, or release in any manner or means this Agreement or any matters, factual or legal, concerning this Agreement to any other person, nor to any members of the public, newspaper, magazine, radio station, television station, cable TV operation, Internet, or other mass communications medium, except as required by law or legal process (in which case(s), the Executive agrees to forthwith provide immediate written notice of said legal process to the Company as set forth below prior to the production of the requested information). Notwithstanding the language above, the Executive is permitted to disclose the terms of this Agreement to his immediate family members, attorneys, financial advisors, and/or accountants as long as such individuals are informed of and agree to be bound by the terms of this confidentiality provision.
     18. Entire Agreement. Except as stated herein, this Agreement and the Equity Agreement set forth the entire agreement of the parties and supersedes all prior promises or agreements made by, to, or between the parties, whether oral or written. This Agreement may not be amended except by a writing signed by both parties. There are no other promises, agreements, or commitments made by, to, or between the parties, other than those set forth in the written text of this Agreement.
     19. No Transfer by Executive. The Executive represents and warrants that he has not sold, assigned, transferred, conveyed or otherwise disposed of to any third party, by operation of law or otherwise, any action, cause of action, suit, debt, obligations, account, contract, agreement, covenant, guarantee, controversy, judgment, damage, claim, counterclaim, liability or demand of any nature whatsoever relating to any matter covered by this Agreement. This Agreement is personal to the Executive and he may not assign, pledge, delegate or otherwise transfer any of his rights, obligations or duties under this Agreement.
     20. Choice of Law, Jurisdiction, Venue. This Agreement shall be governed by, construed in accordance with, and enforced pursuant to the laws of the State of New York without regard to principles of conflict of laws. The parties hereto waive any defense of lack of jurisdiction or venue as not being a resident of New York County, New York, and hereby specifically authorize any action brought by either party to this Agreement to be instituted and prosecuted in either the Supreme Court of the State of New York, County of New York, or in the United States District Court for the Southern District of New York, at the election of the party bringing such action.
     21. Counterparts. This Agreement may be executed in counterparts, each of which together constitute one and the same instrument.
     22. Notices. Any notice to be given hereunder shall be delivered as follows: (a) in the case of the Company, by both electronic mail and first class mail delivery, or delivery by a recognized overnight commercial courier which guarantees delivery to the addressee by the end of the next business day, addressed to Robert S. Herbst, Esq., Vice President & General Counsel, Town Sports International, Inc., 888 Seventh Avenue, 25th Floor, New York, NY 10106 (email address: Robert.Herbst@town-sports.com), with a copy to Brian S. Cousin, Esq., Greenberg Traurig, LLP, 200 Park Avenue, New York, New York 10166 (email address: cousinb@gtlaw.com); and (b) in the case of the Executive, by both electronic mail and first class mail delivery, or delivery by a recognized overnight commercial courier which guarantees delivery to the addressee by the end of the next business day, addressed to both (i) 31 Hidden Cove Court, Southampton, New York 11968 and (ii) c/o Alan and Jane Smith, Herbert Gardens, Apt. 13D, 186 The Terrace, Wellington, New Zealand (email address msmith1155@gmail.com). Notices served by mail shall be deemed given when they are mailed.
     23. Nonadmissibility. Nothing contained in this Agreement, or the fact of its submission to the Executive, shall be admissible evidence against the Company in any judicial, administrative, or other legal proceeding (other than an action for breach of this Agreement), or be construed as an admission of any liability or wrongdoing on the part of the Company of any violation of federal, state, or local statutory law, common law or regulation.
     24. Knowing and Voluntary Waiver. By signing this Agreement, the Executive expressly acknowledges and agrees that (a) he has carefully read it and fully understands what it means; (b) he is hereby advised in writing to discuss this Agreement with an Attorney before signing it; (c) he has been given at least 21 calendar days to consider this Agreement; (d) he has agreed to this Agreement knowingly and voluntarily and was not subjected to any undue influence or duress; (e) he may revoke his acceptance of this Agreement within seven (7) days after he signs it by sending written Notice of Revocation as set forth below; and (f) on the eighth day after he signs this Agreement, this Agreement becomes effective and enforceable. The parties agree that the Executive may revoke this Agreement within seven (7) days after the Executive executes the Agreement. Any revocation within this period must be submitted, in writing, to Robert S. Herbst, Esq., Vice President & General Counsel at Town Sports International, Inc., 888 Seventh Avenue, New York, NY 10106, stating “I hereby revoke my acceptance of our Agreement.” The revocation must be personally delivered to Mr. Herbst or mailed to him and postmarked within seven (7) days of the Executive’s execution of the Agreement. If the last day of the revocation period is a Saturday, Sunday, or legal holiday, the revocation period shall be extended to the following day which is not a Saturday, Sunday, or legal holiday. The Executive agrees that if he does not execute the Agreement or, in the event of revocation, he will immediately return to the Company any of the additional payments or benefits provided to him by the Company pursuant to this Agreement.
     25. Review Time; Effective Date. This Agreement shall not become effective or enforceable until seven (7) days after the date of execution by the Executive (the “Effective Date”).
     26. Arbitration of Disputes. Any controversy or claim arising out of or relating to this Agreement shall be finally settled by arbitration conducted in accordance with the Arbitration Rules of JAMS. The arbitration shall be conducted in New York City. Judgment upon the arbitration award may be entered in any court having jurisdiction over the parties. The parties may conduct discovery in aid of the arbitration in accordance with the Federal Rules of Civil Procedure. The arbitration award shall be in writing and shall specify the factual and legal bases of the award. Each of the parties reserves the right to file with a court of competent jurisdiction an application for temporary or preliminary injunctive relief.

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement and Release as of the day and year set forth below.

Town Sports International Holdings, Inc.

Dated:	As of March 23 ,2006	By:	/S/ RICHARD PYLE

Name: Richard Pyle
Title: Chief Financial Officer

Town Sports International, Inc.

Dated:	As of March 23 , 2006	By:	/S/ RICHARD PYLE

Name: Richard Pyle
Title: Chief Financial Officer

/S/ MARK SMITH

Dated:	As of March 23 , 2006	Mark Smith

[Signature Page to Separation Agreement and Release]

EXHIBIT A
BONUS BANDS

Incentive Bonus	Mark Smith
Year 2006 bonus range:
Ebitda

	% of Budget	Bonus
$72,971 Minimum return on capital invested	77%	$200,000
95,184 Budget	100%	$540,000
99,943 5% over budget	105%	$560,000
104,702 10% over budget	110%	$621,000
109,461 15% over budget	115%	$645,000
1) Definition of Ebitda to exclude extraordinary or non-recurring items and deferred compensation expense.
2) Between, or above bands, bonus pool is allocated on a pro rata basis.

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EXHIBIT B
GENERAL RELEASE
     In exchange for good and valuable consideration provided for in the Separation Agreement and General Release between Mark Smith (“Mr. Smith”) and Town Sports International Holdings, Inc., Town Sports International, Inc., their parents, subsidiaries, affiliates, and related entities, dated March 23, 2006, (the “Separation Agreement”), the receipt and sufficiency of which is hereby acknowledged, and to supplement the General Release in the Separation Agreement, Mr. Smith, with the intention of binding himself, his agents, attorneys, heirs, executors, administrators and assigns, does hereby irrevocably and unconditionally release, acquit, remise and forever discharge Town Sports International, Inc., its parent, subsidiaries, affiliates, and related entities, as well as each of their respective stockholders, partners, heirs, executors, administrators, agents, employees, officers, directors, successors, insurers, assigns and attorneys (the “Releasees”), of and from any and all manner of actions, cause or causes of action, suits, debts, sums of money, costs, interests, attorneys’ fees, liabilities, contracts, accounts, reckonings, bonds, bills, specialties, covenants, controversies, agreements, promises, variances, trespasses, damages, judgments, executions, charges, claims, counterclaims and demands, whatsoever, in law or in equity or otherwise, that Mr. Smith now has or may have, whether mature, direct, derivative, subrogated, personal, assigned, both known and unknown, foreseen or unforeseen, contingent or actual, liquidated or unliquidated, arising from March 23, 2006 until the date that Mr. Smith signs this Agreement, covering any claims arising from this period with respect to Mr. Smith’s relationship with the Releasees. Mr. Smith hereby expressly waives the benefits of any statute or rule of law which, if applied to this General Release, would otherwise exclude from its binding effect any claims not now known by Mr. Smith to exist. The foregoing release of claims by Mr. Smith includes, but is not limited to, any and all claims for damages,

B-1

attorneys’ fees, or costs under the Age Discrimination in Employment Act (“ADEA”), 29 U.S.C. § 621 et seq., the Americans with Disabilities Act (“ADA”), 42 U.S.C. § 12101 et seq., the Civil Rights Act of 1991, 42 U.S.C. § 1981a et seq., the Employee Retirement Income Security Act (“ERISA”), 29 U.S.C. § 1001 et seq., the Fair Labor Standards Act (“FLSA”), 29 U.S.C. § 201 et seq., the Family and Medical Leave Act (“FMLA”), Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Sarbanes-Oxley Act of 2002, the United States Constitution, the Constitution of the State of New York, or of any other state or country, the New York Human Rights Law, the New York City Civil Rights Act, and all other similar federal, state, or municipal statutes or ordinances prohibiting discrimination or pertaining to contract, tort, or common law theories with respect to Mr. Smith’s relationship with the Releasees from March 23, 2006 through the signing of this General Release. For the avoidance of doubt, this General Release is not intended to cover claims which may have arisen under the Equity Agreement.

Dated:	, 2006	Mark Smith

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